UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                      Public Service Company of New Mexico
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    744499104
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities o that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  2  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 5,297,100 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 5,297,100 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 5,297,100 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 12.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  3  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 240,300 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 240,300 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 240,300 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.6%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 8 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  4  of   8  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Charitable Remainder Trust Equity Partnerships             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 18,400 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 18,400 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 18,400 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.0%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 8 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)           Name of Issuer:
                         Public Service Company of New Mexico

        1(b)        Address of Issuer's Principal Executive Offices:
                         Alvarado Square
                         Albuquerque, NM  87158

Item 2(a)           Name of Person Filing:
                         (i)   President and Fellows of Harvard College ("P&F")

                         (ii)  The Harvard University Master Trust Fund ("HUMT")

                         (iii) Harvard Charitable Remainder Trust Equity
                               Partnerships ("HCRT")

        2(b)        Address of Principal Business Office or, if none, Residence:
                         (i) P&F:   c/o Harvard Management Company, Inc.
                                    600 Atlantic Avenue
                                    Boston, MA  02210

                         (ii) HUMT: 1350 Massachusetts Avenue
                                    Holyoke Center, Room 340
                                    Cambridge, MA  02138

                         (iii)HCRT: c/o Harvard Management Company, Inc.
                                    600 Atlantic Avenue
                                    Boston, MA  02210

        2(c)        Citizenship:
                         (i)   P&F:  Massachusetts
                         (ii)  HUMT:  Massachusetts
                         (iii) HCRT:  Massachusetts

        2(d)        Title of Class of Securities:
                         Common Stock

        2(e)        CUSIP Number:
                         744499104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                         The entities filing are a Group in accordance with Rule 13d-1(b)(l)(ii)(H).


                                Page 5 of 8 Pages

Item 4              Ownership:

        4(a)        Amount beneficially owned:
                         (i)   P&F:  5,297,100 shares
                         (ii)  HUMT:  240,300 shares
                         (iii) HCRT:  18,400 shares

        4(b)        Percent of Class:
                         (i)   P&F:  12.7%
                         (ii)  HUMT:  0.6%
                         (iii) HCRT:  0.0%

        4(c)        Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:
                              (i)   P&F:  5,297,100 shares
                              (ii)  HUMT:  240,300 shares
                              (iii  HCRT:  18,400 shares

                   (ii) shared power to vote or to direct the vote:

                                ---------

                   (iii) sole power to dispose or to direct the disposition of:
                              (i)    P&F:  5,297,100 shares
                              (ii)   HUMT:  240,300 shares
                              (iii)  HCRT:  18,400 shares

                   (iv) shared power to dispose or to direct the disposition of:

                                --------

Item 5              Ownership of Five Percent or Less of a Class:
                         Not Applicable.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                         See Exhibit A.

Item 9              Notice of Dissolution of Group:
                         Not Applicable.


                                Page 6 of 8 Pages

Item 10             Certification:

                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By: /s/ Verne O. Sedlacek
                                            ---------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title:   Authorized Signatory



                                        THE HARVARD UNIVERSITY MASTER TRUST FUND


                                        By: /s/ Verne O. Sedlacek
                                            ---------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title:   Authorized Signatory



                                        HARVARD CHARITABLE REMAINDER TRUST
                                        EQUITY PARTNERSHIPS


                                        By: /s/ Verne O. Sedlacek
                                            ---------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title:   Authorized Signatory


February 12, 1997


                               Page 7 of 8 Pages

                                    Exhibit A
                                    ---------

      Member of Group                                      Item 3 Classification
      ---------------                                      ---------------------

(1) President and Fellows of Harvard College                        EP

(2) The Harvard University Master Trust Fund                        EP

(3) Harvard Charitable Remainder Trust Equity Partnerships          EP


                               Page 8 of 8 Pages